Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Form 8-K/A filing of Ballston Spa Bancorp, Inc. of our report dated March 18, 2026 on the consolidated financial statements of NBC Bancorp, Inc. and Subsidiary as of December 31, 2025 and 2024, and for the years then ended.

/s/ Bonadio & Co. LLP

Syracuse, New York

June 12, 2026